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                                                   EXHIBIT 10.23



                          ACTION APPROVED BY
         EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
                            APRIL 28, 1995
               AFFECTING CERTAIN EXECUTIVE OFFICERS,
                     INCLUDING ROBERT B. SHAPIRO


                      Retiree Medical Proration
                      -------------------------

/ / The next item is a request to amend the supplemental retirement agreements (SERP's) for those EMC members shown in Exhibit 1 so that the calculation for their retiree medical coverage is based in a like manner to their supplemental retirement provisions.

/ / Over the years, Monsanto has provided executives in certain senior positions supplemental retirement benefits. The decision to provide these benefits is normally based on having to recruit a senior employee with experience in the middle of his or her career.

/ / Calculation of the supplemental retirement benefit (SERP) normally assumes the executive will be treated as if he or she were a Monsanto employee with 30 years of service. From this total benefit is subtracted the retirement benefit which would be available from the executive's prior employer.

/ / In 1992, Monsanto made changes to the retiree medical plan that addressed FAS 106 liability issues. Included in these changes was a proration of Monsanto's contribution to retiree medical coverage for employees with less than 25 years of service and who retire after the year 2000.

/ / Therefore, under current policy, those senior executives with SERP's who will have less than twenty-five years service and retire after the year 2000, will have their contributions to retiree medical pro-rated to reflect actual years of service. This is inconsistent with our philosophy of treating those executives as 30 year
     Monsanto employees.

/ / Therefore, we recommend the Committee approve an amendment to existing SERP's for those EMC members shown in Exhibit 1 that would provide a supplement to their Monsanto retiree medical benefit contribution equal to what a Monsanto eligible retiree with 30 years of service would receive. Of course, they would need to achieve eligibility for retiree medical (age 55 and 10 yrs). The example at the bottom of Exhibit 1 shows how our current plan would work and what is being proposed.

/ / The benefits would be a taxable supplement to their SERP representing the difference between what the executive will pay for the retiree medical plan as a retiree with less than 25 years of service and the same executive with 25 or more years of service. These benefits are typically paid as a lump sum and we would pay the retiree medical supplement similarly.

/ / This change would be disclosed in the 1996 proxy as part of the existing SERPs.